Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AnaptysBio, Inc.:

We consent to the use of our report, dated February 12, 2016, except for the reverse stock split described in Note 12, which is dated January 13, 2017, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

January 13, 2017